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                           AMENDMENT TO
                    JEFFERSON BANKSHARES, INC.
               1995 LONG TERM INCENTIVE STOCK PLAN


    	The Jefferson Bankshares, Inc. 1995 Long Term Incentive Stock Plan (the "Plan") is hereby amended as follows:

    	1.	Section 4.1 of Article IV is amended to provide as follows:

        4.1 Number of Shares and Limitation on Certain Grants. Subject to adjustment as provided in Section 4.4 herein:

            (a)	The maximum aggregate number of Shares that may be
issued pursuant to Awards made under the Plan shall not exceed 750,000. No more than one-third of the aggregate number of such Shares shall be issued in connection with Restricted Stock Awards or Other Stock Unit Awards and the maximum number of shares that may be issued pursuant to Awards made under the Plan to any Participant in a consecutive twelve month period shall not exceed 75,000.

           (b)	The maximum number of Shares with respect to which
Incentive Stock Options, Nonqualified Stock Options, Stock
Appreciation Rights or other Awards denominated in Shares may be granted in any calendar year to a Participant in the Plan is 75,000.

          (c)	Except as provided in Section 4.2 and 4.3 herein, the
issuance of Shares in connection with the exercise of grants or as payment for Awards under the Plan shall reduce the number of Shares available for future grants or Awards under the Plan.

    	2.	Section 6.6.(ii) of Article VI is amended to provide as follows:

        (ii)	deliver Shares of Stock that the participant has owned for
at least six months (valued at Fair Market Value on the date of exercise), or cause to be withheld from the Option, Shares of Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the Option Price.

    	3.	Section 8.3 of Article VIII is amended to change the reference to
"twelve months" to "thirty-six months."

    	4.	Article IX is deleted and not replaced and references in the Plan to Performance Shares and Performance Units are hereby deleted.

    	5.	The term "other securities" as used in Section 2.1(q) of Article
II, Article X, and elsewhere in the Plan is hereby deleted.

    	6.	Section 13.2 of Article XIII is amended to provide as follows:

        13.2 Stock Withholding or Delivery. As an alternative to making a cash payment to the Corporation to satisfy tax withholding obligations, the Committee may establish procedures permitting the Participant to elect to (i) deliver shares of Shares of Stock owned by the Participant for at least six months (valued at their Fair Market Value on the date of delivery), or (ii) have the Corporation retain that number of Shares of Stock (valued at their Fair Market Value as of the date specified in the Committee's procedures) that would satisfy all or a specified portion of the Participant's federal, state and local tax withholding liabilities arising with respect to the Award in the year it becomes subject to tax. Any such election shall be made only in accordance with procedures established by the Committee.

    	This Amendment adopted June 27, 1995 is effective as though originally incorporated in the Plan document as approved by the Board of Directors and the shareholders of Jefferson Bankshares.

                              JEFFERSON BANKSHARES, INC.



                              By: /s/ O. Kenton McCartney
                                      President and
                                      Chief Executive Officer